Exhibit 10.16.1

Corporate Offices

1000 Bishops Gate Blvd, Suite 300

Mount Laurel, NJ 08054-4632

February 12, 2007

Via Facsimile and Overnight Mail

Frank W. Lavelle

President

MedQuist, Inc.

1000 Bishops Gate Blvd. Suite 300

Mt. Laurel, NJ 08054

Re:                               Amendment No. 1 to Employment Agreement

Dear Frank:

This letter (the “Amendment”) describes the amendment to letter agreement of employment between you and MedQuist Inc. (the “Company”) dated February 24, 2005 (the “Employment Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement. The purposes of the amendment are to (i) revise the date on which the Company’s obligation to provide you with severance pay and benefits if Board does not appoint you as the Chief Executive Officer, to June 30, 2007 and (ii) to establish the exact severance pay and benefits to which you will be entitled if the Board does not appoint you as Chief Executive Officer of the Company by June 30, 2007.

In consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually agreed and covenanted by and between the parties to this Amendment, as follows:

A.                                   The following Section 3.a.(11) shall be added to the Agreement:

“(11)       upon Employee’s election, if the Board fails to appoint Employee to Chief Executive Officer by June 30, 2007 and Employee resigns as a result thereof, severance payment in the amount of $1,000,000 payable in 18 monthly installments of $55,555.56 commencing on July 31, 2007 and the severance benefits described below in Sections 5.b.(2) to 5.b.(4). If Employee is not appointed Chief Executive Officer by June 30, 2007, Employee must provide the Company’s Board of Directors and General Counsel with written notice by July 30, 2007 of Employee’s resignation in order for the Company’s severance payment and benefits obligations of this Section 3.a.(11) to apply.”

B.                                     Section 7.f. Agreement shall be deleted in its entirety and replaced with the following:

“f.            “Good Reason” means (1) a reduction in Employee’s annual base salary below $500,000 without Employee’s consent, (2) requiring Employee to be based more than twenty-five (25) miles from the Company’s current office location as of the Employment Commencement Date, unless closer to the Employee’s residence, or (3) substantial and material diminution of duties; provided that in each case written notice of Employee’s termination for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event with such notice specifying one or more specific reason(s) in this Section 7.f in order for Employee’s termination with Good Reason to be effective hereunder.”

C.                                     Counterparts.  This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original and all of which together will constitute but one and the same instrument.

D.                                    Except as modified by this Amendment, the Agreement shall remain in full force and effect unmodified. To the extent the terms of the Agreement are inconsistent with the terms of this Amendment, the terms of this Amendment shall control.

To acknowledge your agreement to and acceptance of the terms and conditions of this Agreement, please sign below in the space provided.

Sincerely,

MEDQUIST INC.

By:	/s/ Stephen H. Rusckowski
Stephen H. Rusckowski
Chairman of the Board of Directors

By:	/s/ John Underwood
John Underwood
Chairman of the Compensation Committee of the Board of
Directors

By:	/s/ Howard S. Hoffmann
Howard S. Hoffmann, Chief Executive Officer

READ, UNDERSTOOD AND AGREED TO BY:

/s/ Frank W. Lavelle
Frank W. Lavelle, President

Date: February 16, 2007